EXHIBIT 99.3
Founder Update 142: The journey of a lifetime

It’s with a full but heavy heart, I share with you all today my decision to step down as Atlassian’s co-CEO. At this important juncture in my personal and professional life, I hope you will let me indulge in some nostalgia and pride.

It’s been 23 years since Mike and I started Atlassian, fresh out of university. We got to work on the heels of the dot com bust and unbeknownst to us, we were kickstarting the Australian tech industry. We started what is now known as ‘Product Led Growth’ by selling business software online with no salespeople, and 23 years later we continue to innovate by leading the world as the largest company committed to remote, with Team Anywhere.

Today, rockets don’t launch into orbit without Atlassian’s software. From helping to land the Mars Rover, to ensuring cars roll off the production line and Domino’s pizzas are delivered on time, to life-saving medical procedures being tracked and managed in hospitals, our solutions are woven into the fabric of teamwork worldwide. We’re unleashing the potential of teams in every corner of the world (and beyond!).

And while there is never a perfect time to make this change, I take comfort in my decision knowing Atlassian is so well placed for the future. We have a world-class cloud platform and the best team we’ve ever had. Our new Point A products are gaining real traction, AI is providing new and exciting opportunities, and we have over 300,000 cloud customers consolidating around Atlassian.

There are very few companies in the world that can play (and win) in the huge markets we do, with the incredible opportunities at our feet. The future has never looked brighter.

Beyond the outward impact, it’s Atlassian’s soul that brings me the most joy. People say there’s something special about this place - something hard to put your finger on. Atlassians really, truly, deeply care about each other and for doing the right thing for one another, for our customers and for the planet.

As for me, I’m looking forward to spending some time with my young family, improving the world via philanthropy with Skip Foundation and Pledge 1%, investing with Skip Capital, as well as mentoring other tech CEOs. My last day as co-CEO will be August 31, 2024, and after that, I will remain a board member and a special advisor.

Finally, while there will be plenty of time for long thank you's and goodbyes over the next four months, I can't let this opportunity go by without recognising and thanking my co-founder Mike. Mike - it’s hard to put into words the gratitude I feel, and my love for all we have created together. You really are George Bernard Shaw’s Unreasonable Man, and the world and I are better as a result.

Scott ♥